CONTRIBUTION AGREEMENT

among

DCP LP Holdings, LP,
DCP Midstream, LLC
DCP Midstream GP, LP

and

DCP Midstream Partners, LP

May 23, 2007

Table of Contents

ARTICLE I CERTAIN DEFINITIONS		6

1.1	Certain Defined Terms	6
1.2	Other Definitional Provisions	18
1.3	Headings	18
1.4	Other Terms.	18

ARTICLE II CONTRIBUTION OF THE SUBJECT INTERESTS, ISSUANCE OF THE UNITS AND CONSIDERATION		18

2.1	The Transaction	18
2.2	Consideration	18
2.3	NYSE Rule Change for Units	19

ARTICLE III ADJUSTMENTS AND SETTLEMENT		19

3.1	Adjustments.	19
3.2	Preliminary Settlement Statement	19
3.3	Final Settlement Statement	19
3.4	Dispute Procedures	20
3.5	Payments	20
3.6	Access to Records.	20
3.7	Excluded Assets	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS		20

4.1	Organization, Good Standing, and Authority.	20
4.2	Enforceability.	21
4.3	No Conflicts	22
4.4	Consents, Approvals, Authorizations and Governmental Regulations.	22
4.5	Taxes	22
4.6	Litigation; Compliance with Laws.	24
4.7	Contracts	24
4.8	Title to Assets; Intellectual Property.	25
4.9	Preferential Rights to Purchase.	25
4.10	Broker’s or Finder’s Fees.	25
4.11	Compliance with Property Instruments	26
4.12	Environmental Matters	26
4.13	Employee Matters	27
4.14	Benefit Plan Liabilities	27
4.15	No Foreign Person	27
4.16	Capitalization of the Subject Interests.	27
4.17	Subsidiaries and Other Equity Interests.	27
4.18	Bank Accounts	27
4.19	[Reserved].	27
4.20	Investment Intent.	28
4.21	Financial Statements; Internal Controls; Undisclosed Liabilities	28
4.22	No Other Representations or Warranties; Schedules	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MLP		29

5.1	Organization, Good Standing, and Authorization	29
5.2	Enforceability	29
5.3	No Conflicts.	29
5.4	Consents, Approvals, Authorizations and Governmental Regulations	29
5.5	Litigation.	29
5.6	Independent Investigation..	30
5.7	Broker’s or Finder’s Fees	30
5.8	Investment Intent.	31
5.9	Available Funds	31

ARTICLE VI COVENANTS AND ACCESS		31

6.1	Conduct of Business	31
6.2	Casualty Loss.	33
6.3	Access, Information and Access Indemnity.	33
6.4	Regulatory Filings..	34
6.5	Limitation on Casualty Losses and Other Matters	34
6.6	Supplements to Exhibits and Schedules	35
6.7	Preservation of Records	35
6.8	Measurement and Valuation of Excess Inventory	35
6.9	Capital Projects.	35
6.10	New Debt	36
6.11	[Reserved.]	36
6.12	Tax Covenants.	36
6.13	Financial Statements and Financial Records.	39
6.14	Insurance.	40
6.15	Consent to Transfer Hedge	40

ARTICLE VII CONDITIONS TO CLOSING		41

7.1	HOLDINGS’ Conditions	41
7.2	MLP’s Conditions	41
7.3	Exceptions.	42

ARTICLE VIII CLOSING		42

8.1	Time and Place of Closing..	42
8.2	Deliveries at Closing	42

ARTICLE IX TERMINATION		43

9.1	Termination	43
9.2	Effect of Termination Prior to Closing	43

ARTICLE X INDEMNIFICATION		43

10.1	Indemnification by MLP	43
10.2	Indemnification by HOLDINGS	44
10.3	Deductibles, Caps, Survival and Certain Limitations.	44
10.4	Notice of Asserted Liability; Opportunity to Defend.	46
10.5	Materiality Conditions.	47

10.6	Exclusive Remedy	48
10.7	Negligence and Strict Liability Waiver	48
10.8	Limitation on Damages	48
10.9	Bold and/or Capitalized Letters	48

ARTICLE XI MISCELLANEOUS PROVISIONS		48

11.1	Expenses	48
11.2	Further Assurances	49
11.3	Transfer Taxes	49
11.4	Assignment	49
11.5	Entire Agreement, Amendments and Waiver	49
11.6	Severability	49
11.7	Counterparts	49
11.8	Governing Law, Dispute Resolution and Arbitration.	49
11.9	Notices and Addresses	52
11.10	Press Releases	53
11.11	Offset	53
11.12	No Partnership; Third Party Beneficiaries.	53
11.13	Negotiated Transaction.	53

Schedules

1.1(a)	Personal Property
1.1(b)	Real Property Interests
1.1(c)	Permits
1.1(d)	Contracts
1.1(e)	Post Closing Consents
1.1(f)	List of Facilities
1.1(g)	Excluded Assets
1.1(h)	HOLDINGS’ Knowledge
1.1(i)	Permitted Encumbrances
1.1(j)	Reserved Liabilities
1.1(k)	System Maps
4.4	HOLDINGS’ Required Consents
4.5	Taxes
4.6	Litigation
4.9	Preferential Rights
4.11	Real Property Matters
4.12	Environmental Matters
4.17	Subsidiaries
4.18	Bank Accounts
4.21(a)	Unaudited Financial Statements of JV
4.21(b)	Financial Statements of DPS
5.4	MLP Required Consents
6.8	Measurement and Valuation of Excess Inventory
6.9(a)	Existing Capital Projects

6.9(c)	East Texas Inlet Liquid Handling Facilities
6.10	New Debt
10.2(e)	Certain Indemnified Matters

Exhibits

A	Form of Conveyance, Contribution and Assumption Agreement
B	Form of JV LLC Agreement
C	Form of Omnibus Agreement Amendment
D	Form of Membership Interests Assignment Agreement
E	Form of Certificate for Common Units
F	Form of Hedge Assignment Agreement
G	Form of NGL Purchase Agreement

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is dated as of May 23, 2007 and is by and among DCP LP Holdings, LP, a Delaware limited partnership (“HOLDINGS”), DCP Midstream, LLC, a Delaware limited liability company (“MIDSTREAM”), DCP Midstream GP, LP, a Delaware limited partnership (“GP”) and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”). HOLDINGS, MIDSTREAM, GP and MLP are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

R E C I T A L S

A. Prior to the date hereto, MIDSTREAM owned a 40% interest in Discovery Producer Services LLC, a Delaware limited liability company (“DPS”). DPS, together with and through its wholly-owned subsidiary, Discovery Gas Transmission LLC, a Delaware limited liability company (“DGT”), owns and operates the Discovery System.

B. Prior to the date hereto, MIDSTREAM owned all of the membership interests in DCP East Texas GP, LLC, a Delaware limited liability company (“East Texas GP”), and DCP East Texas LP, LLC, a Delaware limited liability company (“East Texas LP”). East Texas GP and East Texas LP own all of the partnership interests in FCV, ELP and DETG, which collectively own and operate certain midstream gathering, compression, dehydrating, processing and fractionating assets located in Panola, Harrison, Shelby, and Rusk Counties, Texas, and Caddo and DeSoto Parishes, Louisiana including the Former UP Fuels Properties and the Former Gulf South Properties, which are generally depicted on the System Map (the “East Texas System”).

C. On the Closing Date and pursuant to the terms of the Conveyance, Contribution and Assumption Agreement, MIDSTREAM shall convey its interests in East Texas GP and East Texas LP to DCP East Texas Holdings, LLC, a newly-formed Delaware limited liability company (the “JV”).

D. On the Closing Date and pursuant to the terms of the Conveyance, Contribution and Assumption Agreement, MIDSTREAM shall contribute (i) an interest in DPS with a value equal to 2% of the additional equity of MLP after all steps described herein are taken (the “Interest”) to GP as a capital contribution (of which 0.001% of the Interest will be made to GP on behalf of DCP Midstream GP, LLC); (ii) its remaining interest in DPS after contribution to GP of the Interest (the “Discovery Interest”) to HOLDINGS as a capital contribution; and (iii) a 25% interest in the JV (the “JV Interest”) to HOLDINGS as a capital contribution.

E. GP and MLP desire that GP contribute the Interest to MLP as a capital contribution in exchange for a continuation of its 2% general partner interest.

F. HOLDINGS and MLP desire that HOLDINGS contribute the Discovery Interest and the JV Interest to MLP in accordance with this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, MLP, MIDSTREAM, GP and HOLDINGS agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, except for the JV, the term “Affiliate” when applied to (a) MLP shall not include Spectra Energy Corp, a Delaware corporation, or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Spectra Energy Corp or ConocoPhillips, other than entities owned, directly or indirectly, by MLP and GP and (b) HOLDINGS shall not include MLP or any entities owned, directly or indirectly, by MLP.

“Allocation Statement” shall have the meaning given such term in Section 6.12(f).

“Alternative Class” shall have the meaning given such term in Section 2.3.

“Annual Financial Statements” shall have the meaning given such term in Section 6.13.

“Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

“Arbitration Rules” shall have the meaning given such term in Section 11.8(d).

“Assets” shall mean all of the following assets and properties of DPS and JV (and each of their respective Subsidiaries), except for the Excluded Assets. Each Schedule referenced in this definition includes a separate subpart for each of DPS and the JV (and each of their respective Subsidiaries):

(a) Personal Property. All tangible personal property of every kind and nature that relates to the ownership, operation, use or maintenance of the Facilities, including meters, valves, engines, field equipment, office equipment, fixtures, trailers, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies and materials that are located at the Facilities, including those items of personal property more particularly described in Schedule 1.1(a) and all hydrocarbon inventory at the Facilities, including linefill (collectively the “Personal Property”);

(b) Real Property. All fee property, rights-of-way, easements, surface use agreements, licenses and leases that relate to the ownership, operation, use or maintenance of the Facilities, including those described in Schedule 1.1(b) (collectively, the “Real Property Interests”), and all fixtures, buildings and improvements located on or under such Real Property Interests;

(c) Permits. All assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, or are used or held for use primarily for or in connection with, the ownership, use, operation or maintenance of the Assets (collectively, the “Permits”), including those Permits more particularly described in Schedule 1.1(c);

(d) Contract Rights. All contracts that relate to the ownership, operation, use or maintenance of the Assets, including all gathering, processing, balancing and other agreements for the handling of natural gas or liquids, purchase and sales agreements, storage agreements, transportation agreements, equipment leases, rental contracts, and service agreements, including those contracts or agreements described in Schedule 1.1(d) (collectively, the “Contracts”);

(e) Intellectual Property. All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used in connection with the ownership, operation, use or maintenance of the Assets (collectively, the “Intellectual Property”);

(f) Facilities. All meter stations, gas processing plants, treaters, dehydration units, compressor stations, fractionators, liquid handling facilities, platforms, warehouses, field offices, control buildings, pipelines, tanks and other associated facilities that are used or held for use in connection with the ownership, operation or maintenance of the East Texas System or the Discovery System, including those described on Schedule 1.1(f) (collectively, the “Facilities”);

(g) Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate primarily to the Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (i) any proprietary data that is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by HOLDINGS after reasonable efforts, (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, or (iv) any information relating primarily to the Reserved Liabilities or any obligations for which HOLDINGS is required to indemnify the MLP Indemnitees pursuant to Section 10.2 (collectively, the “Records”); provided, however, that MLP shall have the right to copy any of the information specified in clause (iv); and

(h) Incidental Rights. All of the following insofar as the same are attributable or relate primarily to any of the Assets described in clauses (a) through (g): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, (iii) all rights in any confidentiality or nonuse agreements relating to the Assets, and (iv) the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements running in favor of the Entities relating primarily to the Assets and all security provided primarily for payment or performance thereof.

“Assumed Obligations” shall mean any and all obligations and liabilities with respect to (i) the DPS LLC Agreement attributable to the Interest and the Discovery Interest, (ii) the JV LLC Agreement attributable to the JV Interest, (iii) the Operated Entities, (iv) the Assets, (v) the ownership of the Subject Interests, and (vi) the Hedge.

“Benefit Plan” shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

“Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

“Cash Consideration” shall have the meaning given such term in Section 2.2.

“Casualty Loss” shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.

“Certificate of Common Units” shall mean the certificate(s) representing HOLDINGS’ additional interest in MLP in the form of the attached Exhibit E.

“Claim” shall mean any demand, demand letter, claim or notice by a Third Person of noncompliance or violation or Proceeding.

“Claim Notice” shall have the meaning given such term in Section 10.3(c).

“Closing” shall have the meaning given such term in Section 8.1.

“Closing Date” shall have the meaning given such term in Section 8.1.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Consideration” shall mean the Unit Consideration and Cash Consideration.

“Contracts” shall have the meaning given such term in the definition of Assets.

“Conveyance, Contribution and Assumption Agreement” means, that certain Conveyance, Contribution and Assumption Agreement by and among GP, MIDSTREAM, and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, all as attached hereto as Exhibit A.

“Defensible Title” shall mean, as to the Assets, such title to the Assets that vests the applicable Entity with indefeasible title in and to the Assets free and clear of Liens other than Permitted Encumbrances.

“DETG” shall mean DCP East Texas Gathering, LP, a Delaware limited partnership.

“DGT” shall have the meaning given such term in the Recitals.

“Discovery Interest” shall have the meaning given such term in the Recitals.

“Discovery System” shall mean the offshore and onshore system operated by Williams in which MIDSTREAM initially acquired an interest in from Texaco Discovery System Inc. in 2002, as such system has been added to and otherwise modified, until the Closing Date.

“DOJ” shall mean the Department of Justice of the United States.

“DPS” shall have the meaning given such term in the Recitals.

“East Texas GP” shall have the meaning given such term in the Recitals.

“East Texas LP” shall have the meaning given such term in the Recitals.

“East Texas System” has the meaning given such term in the Recitals.

“Effective Time” shall mean 12:01 A.M. Denver time on July 1, 2007 (or, if the Closing Date occurs later than July 2, 2007, 12:01 A.M. Denver time on the calendar day following the Closing Date).

“ELP” shall mean EasTrans Limited Partnership, a Texas limited partnership.

“Entities” shall mean DPS, DGT, East Texas GP, East Texas LP, FCV, ELP, DETG and the JV.

“Environmental Law” shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence at the Effective Time pertaining to employee health, public safety, pollution or the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.

“Environmental Matter” shall have the meaning given such term in Section 4.4(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excess Inventory” shall mean all liquid hydrocarbons included in the Assets owned by the Operated Entities above the necessary minimum operating inventory, which shall be measured and valued in accordance with Section 6.8.

“Excluded Assets” shall mean, with respect to the Operated Entities, all of the following:

(a) Any deposits or pre-paid items attributable to the operation of the Assets;

(b)  [Reserved];

(c) Claims for refund of or loss carry forwards with respect to (i) Taxes attributable to the business of the Entities for any period prior to the Closing Date or (ii) any Taxes attributable to any of the Excluded Assets;

(d) All work product of HOLDINGS’ or its Affiliates’ attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney client privilege;

(e) All real property, personal property, contracts, intellectual property, Permits, office computers or other equipment (or any leases or licenses of the foregoing), if any, that are listed on Schedule 1.1(g);

(f) All vehicles, and all leases for vehicles that relate to the ownership, operation, use or maintenance of the Assets;

(g) All computer software that relates to the ownership, operation, use or maintenance of the Assets that requires a consent to transfer;

(h) All rights and obligations under swaps, futures or other similar derivative based transactions that relate to the ownership, operation, use or maintenance of the Assets, except those that are specifically described in Schedule 1.1(d);

(i) All office equipment and accessories (including computers) that relate to the ownership, operation, use or maintenance of the Assets, other than that located at the Facilities; and

(j) Without limiting the obligations under Sections 6.2 and 6.14, all rights to claim coverage or benefits under HOLDINGS’ or its Affiliates’ (other than DPS or DGT) insurance policies or coverage, including self-insurance and insurance which HOLDINGS has obtained through a captive insurance carrier, but excluding any such rights to recover amounts that are included in the calculation of Net Working Capital.

“Exhibits” shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

“Existing Capital Projects” shall have the meaning given such term in Section 6.9.

“Facilities" shall have the meaning given such term within the definition of “Assets.”

“FCV” means Fuels Cotton Valley Gathering, LP, a Delaware limited partnership.

“Final Settlement Statement” shall have the meaning given such term in Section 3.3.

“Former Gulf South Properties” shall mean the former Gulf South gathering facilities located in Shelby, Panola and Harrison Counties, Texas and Caddo Parish, Louisiana, which are generally depicted on the System Map, and which were acquired by DCP Midstream, LP or its Affiliates on March 31, 2005.

“Former UP Fuels Properties” shall mean the former UP Fuels gathering and processing facilities located in Panola, Shelby, Harrison and Rusk Counties, Texas, and Caddo and DeSoto Parishes, Louisiana, which are generally depicted on the System Map, and which were acquired by DCP Midstream, LP or its Affiliates on April 1, 1999.

“FTC” shall mean the Federal Trade Commission of the United States of America.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“GP” shall have the meaning given such term in the introductory paragraph.

“Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hazardous Materials” shall mean: (a) any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law; (b) any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable; (c) oil and gas exploration or production wastes including produced water; (d) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls, (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (f) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

“Hedge Assignment Agreement” shall mean the Assignment and Assumption of Hedge in substantially the form of Exhibit F covering the conveyance of the Hedge by HOLDINGS to MLP.

“Hedge” shall mean that certain forward $66.72/barrel crude oil sale transaction, transaction reference number 339269/1 having a trade date of March 8, 2007 between DCP Midstream Marketing, LP and Citibank N.A. for the period of July 2007 through December 2012 with a total notational quantity of 1,865,000 barrels.

“HOLDINGS” shall have the meaning given such term in the introductory paragraph.

“HOLDINGS’ Indemnitees” shall have the meaning given such term in Section 10.1.

“HOLDINGS’ Knowledge” or the “Knowledge of HOLDINGS” or any similar term, shall mean the actual knowledge of (a) with respect to any matter other than related to the Non-Operated Entities, (i) any officer of HOLDINGS having a title of Vice President or higher, and (ii) the individuals listed on Schedule 1.1(h) and (b) with respect to any matter related to the Non-Operated Entities, David Garrett, Vice President - South Gas Supply and Donald Degen, Managing Director.

“HOLDINGS’ Required Consents” shall have meaning given such term in Section 4.4(a).

“Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 10.4(a).

“Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 10.4(a).

“Independent Accountants” shall mean PricewaterhouseCoopers.

“Insurance” shall have the meaning given such term in Section 6.14.

“Interest” shall have the meaning given such term in the Recitals.

“Interest Rate” shall mean LIBOR plus one half of one percent (0.5%).

“IRR” shall have the meaning given such term in Section 6.9(c).

“JV” shall have the meaning given such term in the Recitals.

“JV Interest” shall have the meaning given such term in the Recitals.

“JV LLC Agreement” shall mean the Amended and Restated Limited Liability Company
Agreement of DCP East Texas Holdings, LLC dated as of the Effective Time, in the form of the attached Exhibit B.

“Laws” shall mean all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

“LIBOR” shall mean the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time for deposits in Dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates.

“Limited Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of MLP dated as of November 1, 2006.

“Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

“Material Adverse Effect” shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other events, occurrences or facts (a) would have an adverse change in or effect on the Entities or the Assets (including the cost to remedy, replace or obtain same) taken as a whole, in excess of $13,500,000 or (b) would result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from changes in Law or general economic, regulatory or political conditions.

“Material Casualty Loss” shall have the meaning given such term in Section 6.2.

“Materiality Condition” shall have the meaning given such term in Section 10.5.

“MIDSTREAM” shall have the meaning given such term in the introductory paragraph.

“MLP” shall have the meaning given such term in the introductory paragraph.

“MLP Indemnitees” shall have the meaning given such term in Section 10.2.

“MLP’s Knowledge” or the “Knowledge of MLP” or any similar term, shall mean the actual knowledge of any officer of MLP having a title of vice president or higher.

“MLP Required Consents” shall have the meaning given such term in Section 5.4.

“Net Working Capital” means, with respect to any Entity as of any given date, an amount (which may be positive or negative) equal to the sum of (a) the total current assets of such Entity and its Subsidiaries as of such date and (b) the value of any Excess Inventory owned by such Entity that is not owed to producers minus the total current liabilities of such Entity and its Subsidiaries as of such date, in each case determined in accordance with GAAP, but excluding accounts payable (and amounts accrued) associated with Existing Capital Projects and New Capital Projects.

“New Capital Projects” shall have the meaning given such term in Section 6.9.

“NGL Purchase Agreement” shall mean the NGL Purchase Agreement, substantially in the form of the attached Exhibit G.

“Non-Operated Entities” shall mean DPS and DGT.

“Notice Period” shall have the meaning given such term in Section 10.4(c).

“NYSE” shall mean The New York Stock Exchange.

“NYSE Amendment” shall have the meaning given such term in Section 2.3.

“Omnibus Agreement Amendment” shall mean the Fourth Amendment to Omnibus Agreement dated as of the Closing Date among MIDSTREAM, MLP, GP and DCP Midstream Operating, LP, in the form of the attached Exhibit C.

“Operated Entities” shall mean the JV, East Texas GP, East Texas LP, FCV, ELP and DETG.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Permits” shall have the meaning given such term in the definition of Assets.

“Permitted Encumbrances” shall mean the following:

(a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating the Real Property Interests, or in any Permit or Contract;

(b) Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity);

(c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the Ordinary Course of Business and securing obligations incurred prior to the Effective Time and (i) for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity, or (ii) that are not delinquent and that will be paid and discharged in the Ordinary Course of Business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed and for which adequate reserves in accordance with GAAP have been established on the books of account of the applicable Entity;

(d) utility easements, restrictive covenants, defects and irregularities in title, encumbrances, exceptions and other matters that are of record that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which they pertain;

(e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the transaction contemplated hereby prior to Closing or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;

(f) any Post-Closing Consent;

(g) Liens created by MLP or its successors or assigns; and

(h) the Liens listed on Schedule 1.1(i).

“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

“Personal Property” shall have the meaning given such term in the definition of Assets.

“Post-Closing Consents” shall mean consents or approvals from, or filings with Governmental Authorities or consents from railroads customarily obtained following the closing of a transaction similar to the transaction contemplated hereby, including those listed on Schedule 1.1(e).

“Pre-Closing Tax Period” shall mean, with respect to the Entities, any taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.2.

“Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Qualified Claims” shall have the meaning given such term in Section 10.3(b)(iv).

“Real Property Interests” shall have the meaning given such term in the definition of Assets.

“Records” shall have the meaning given such term in the definition of Assets.

“Reserved Liabilities” shall mean Losses (but only to the extent not reflected in Net Working Capital) with respect to:

(i) except for sales, transfer, use or similar Taxes that are due or should hereafter become due (including penalty and interest thereon) by reason of creation of the JV and the conveyances and transactions contemplated by this Agreement and property Taxes, all Taxes with respect to the Entities or the Assets to the extent related to periods prior to and including the Closing Date;

(ii) property Taxes on the Assets related to periods prior to January 1, 2007;

(iii) disposal of Hazardous Materials at offsite locations (a) which were delivered from the East Texas System (excluding the Former Gulf South Properties) between April 1, 1999 and the Closing Date and (b) which were delivered from the Former Gulf South Properties between March 31, 2005 and the Closing Date; and

(iv) the Excluded Assets and Taxes related thereto; and

(v) those matters, if any, described on Schedule 1.1(j).

“Schedules” shall mean any and/or all of the schedules attached to and made a part of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Financial Statements” shall have the meaning specified in Section 6.13.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Notice” shall have the meaning given such term in Section 3.4.

“Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

“Straddle Tax Return” shall mean any Tax Return that covers a taxable period that begins before and ends after the Closing Date.

“Stub Period Financial Statements” shall have the meaning given such term in Section 6.13.

“Subject Interests” shall mean the Interest, the Discovery Interest and the JV Interest.

“Subject Interests Assignment Agreement” shall mean the Assignment Agreement in substantially the form of Exhibit D covering the conveyance of the Subject Interests by HOLDINGS and GP to MLP.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“System Map” shall collectively mean the maps depicting the East Texas System and the Discovery System, which maps are attached as Schedules 1.1(k)-1 and 1.1(k)-2.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” shall mean any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Benefits” means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax Authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made.

“Tax Proceeding” shall have the meaning given such term in Section 6.12(g).

“Tax Return” shall mean any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Third Person” shall mean (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

“Third Person Awards” shall mean any actual recoveries from Third Persons by the Indemnified Party (including from insurance and third-party indemnification) in connection with the claim for which such party is also potentially liable.

“Total Net Working Capital” means the amount (which may be positive or negative) equal to the sum of (a) the product of (i) the Net Working Capital of the JV multiplied by (ii) the JV Interest and (b) the product of (i) the Net Working Capital of DPS multiplied by (ii) the sum of the Interest and the Discovery Interest.

“Transaction Documents” shall mean the JV LLC Agreement, the Omnibus Agreement Amendment, the Subject Interests Assignment Agreement, the Hedge Assignment Agreement, a Certificate representing the Unit Consideration, the NGL Purchase Agreement, and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to be delivered at Closing.

“Treasury Regulations” shall mean regulations promulgated under the Code.

“Unaudited Financial Statements” shall have the meaning given such term in Section 4.21(a).

“Unit Consideration” shall have the meaning given such term in Section 2.2.

“Units” shall mean one of that certain class of limited partnership interests of MLP with those special rights and obligations specified in the Limited Partnership Agreement as being appurtenant to a “Common Unit”.

1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.

1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II
CONTRIBUTION OF THE SUBJECT INTERESTS,
ISSUANCE OF THE UNITS AND CONSIDERATION

2.1 The Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, but effective for all purposes as of the Effective Time (a) GP shall contribute the Interest to the MLP in exchange for a continuation of its 2% general partner interest in MLP and (b) HOLDINGS shall contribute to MLP the Discovery Interest, the JV Interest and the Hedge in exchange for the issuance of the Consideration to HOLDINGS by MLP, and MLP shall assume and thereafter to timely perform and discharge in accordance with their respective terms, all Assumed Obligations related thereto.

2.2 Consideration. In consideration for the contribution of the Discovery Interest, the JV Interest and the Hedge, and the assumption, performance and discharge of the Assumed Obligations, MLP shall (i) issue and deliver to HOLDINGS at the Closing one or more certificates duly registered in the name of HOLDINGS and representing 620,404 Units (the “Unit Consideration”) and (ii) distribute an amount of cash to HOLDING equal to the sum of (A) $242,448,979.69, (B) the Total Net Working Capital as of the Effective Time and (C) 25% (as attributable to the JV Interest) or 40% (as attributable to the Interest and the Discovery Interest) of the aggregate payments made by HOLDINGS and its Subsidiaries after the date of this Agreement for New Capital Projects (the “Cash Consideration”).

2.3 NYSE Rule Change for Units

.  If ten (10) days prior to the expected Closing Date, the NYSE and the SEC have not yet adopted and approved an amendment to Section 312.03 of the NYSE Listed Company Manual that would exempt limited partnerships from the provisions of Subsections 312.03(b), (c) and (d) thereof (the “NYSE Amendment”), the Parties shall negotiate in good faith to amend the terms of this Agreement so as to cause the Units to consist of an alternative class of limited partner interests in the MLP that do not constitute “common stock” or “voting securities” under Section 312.03 of the NYSE Listed Company Manual and having customary terms and conditions for offerings of this nature (the “Alternative Class”).

ARTICLE III
ADJUSTMENTS AND SETTLEMENT

3.1 Adjustments.

(a) The value of the Cash Consideration shall be subject to cash adjustments pursuant to this Article III.

(b) For the avoidance of doubt, cash adjustments pursuant to this Article III shall not result in any adjustment to the Unit Consideration. Each payment of an adjustment to the Cash Consideration shall be made at Closing if the adjustment is determined by such date, or otherwise, in the Final Settlement Statement.

(c) The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this Article III, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.

3.2 Preliminary Settlement Statement. Not later than five (5) business days before the Closing Date, and after consultation with MLP, HOLDINGS shall deliver to MLP a written statement (the “Preliminary Settlement Statement”) setting forth the Cash Consideration and each component therein, as determined in good faith by HOLDINGS that are described in the definition thereof, with HOLDINGS’ calculation of such items in reasonable detail, based on information then available to HOLDINGS. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. Payment of the Cash Consideration at the Closing shall be based on the Preliminary Settlement Statement.

3.3 Final Settlement Statement. No later than ninety (90) days after the Closing Date and after consultation with MLP, HOLDINGS shall deliver to MLP a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Cash Consideration along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).

3.4 Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by MLP, unless prior to such date MLP delivers written notice to HOLDINGS of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth MLP’s proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which MLP proposes such changes. If MLP has timely delivered a Settlement Notice, MLP and HOLDINGS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by MLP and HOLDINGS by the 30th day following HOLDINGS’ receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by HOLDINGS and fifty percent (50%) by MLP. The Independent Accountants’ determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.5 Payments. If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then MLP shall pay to HOLDINGS the amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then HOLDINGS shall pay to MLP the amount of such excess, with interest at the Interest Rate. Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.4.

3.6 Access to Records. The Parties shall grant to each other full access to the Records and relevant personnel to allow each of them to make evaluations under this Article III.

3.7 Excluded Assets. Prior to the Closing, the Excluded Assets will be distributed by and among MIDSTREAM and its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

HOLDINGS represents and warrants to MLP as follows:

4.1 Organization, Good Standing, and Authority.

(a) Each of HOLDINGS and GP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which HOLDINGS or GP is a party and the consummation by HOLDINGS or GP of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by HOLDINGS or GP, respectively. This Agreement has been duly executed and delivered by HOLDINGS and GP. Each of HOLDINGS and GP has all requisite limited partnership power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

(b) MIDSTREAM is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which MIDSTREAM is a party and the consummation by MIDSTREAM of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action by MIDSTREAM. This Agreement has been duly executed and delivered by MIDSTREAM. MIDSTREAM has all requisite limited liability company power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

(c) DPS, DGT, East Texas GP and East Texas LP are limited liability companies duly formed, validly existing and in good standing under the Laws of the State of Delaware and have all requisite limited liability company power and authority to own or otherwise hold and operate its respective assets.

(d) JV is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own or otherwise hold and operate its assets. The execution and delivery of any Transaction Documents to which JV is a party and the consummation by JV of the transactions contemplated herein and therein to which it is a party have been duly and validly authorized by all necessary limited liability company action by JV.

(e) ELP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited partnership power and authority to own or otherwise hold and operate its assets.

(f) Each of FCV and DETG is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own or otherwise hold and operate its assets.

4.2 Enforceability. This Agreement constitutes and, upon execution of and delivery by HOLDINGS, MIDSTREAM and GP of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, valid and binding obligations of HOLDINGS, MIDSTREAM and GP, enforceable against such Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

4.3 No Conflicts. The execution, delivery and performance by HOLDINGS, MIDSTREAM and GP of this Agreement, and the execution, delivery and performance by HOLDINGS, MIDSTREAM and GP of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

(a) Provided all of HOLDINGS’ Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreements to which HOLDINGS, MIDSTREAM, GP or the Operated Entities (or to HOLDINGS’ Knowledge, the Non-Operated Entities) is a party or by which any of them, the Subject Interests or the Assets are bound;

(b) Conflict with or violate the limited liability company agreements of MIDSTREAM, JV, DPS, DGT, East Texas GP or East Texas LP or the limited partnership agreements of HOLDINGS, GP, DETG, FCV or ELP; and

(c) Provided that all of HOLDINGS’ Required Consents and Post Closing Consents have been obtained, violate any Law applicable to HOLDINGS, MIDSTREAM, GP or the Operated Entities or the Assets (or to HOLDINGS’ Knowledge, the Non-Operated Entities).

4.4 Consents, Approvals, Authorizations and Governmental Regulations.

(a) Except (i) for Post-Closing Consents and (ii) as set forth in Schedule 4.4 (the items described in clause (ii) being collectively referred to as the “HOLDINGS’ Required Consents”; no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Third Person, is necessary for HOLDINGS, MIDSTREAM or GP to execute, deliver and perform this Agreement or for HOLDINGS, MIDSTREAM or GP to execute, deliver and perform the other Transaction Documents to which it is a party.

(b) Except as set forth in Schedule 4.4, (i), all material permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges, of all Governmental Authorities required or necessary for the Operated Entities and, to HOLDINGS’ Knowledge, the Non-Operated Entities to own and operate its Assets in the places and in the manner currently owned or operated, have been obtained, and are in full force and effect, (ii) HOLDINGS and its Affiliates have received no written notification concerning, and there are no violations that are in existence with respect to the permits and (iii) no Proceeding is pending or threatened with respect to the revocation or limitation of any of the permits. Notwithstanding anything herein to the contrary, the provisions of this Section 4.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws (an “Environmental Matter”), which shall be governed by Section 4.12.

4.5 Taxes. Except as set forth in Schedule 4.5:

(a)  JV has not and will not (and, with respect to DPS and DGT, HOLDINGS and its Affiliates have not and will not consent to DPS or DGT to) on or prior to the Closing Date, file an election under Treasury Regulation §301.7701 3 to be classified as a corporation for U.S. federal income tax purposes. Since April 1, 2000 until Closing, FCV and ELP have been and will be business entities that will be disregarded for federal Tax purposes under Treasury Regulation §§301.7701-2 and -3. Since the date of their formation until Closing, DETG, East Texas GP and East Texas LP have been and will be business entities that will be disregarded for federal Tax purposes under Treasury Regulation §§301.7701-2 and -3. To HOLDINGS’ Knowledge, during the entirety of the period from the date of its formation until Closing, DPS has been and will be a partnership for federal tax purposes;

(b) Except with respect to ad valorem Taxes for the year in which Closing occurs, all Taxes due and owing or claimed to be due and owing (whether such claim is asserted before or after the Effective Time) from or against any Entity relating to the Assets, or the operation thereof, prior to the Effective Time have been or will be timely paid in full by HOLDINGS or its Affiliates;

(c) All withholding Tax and Tax deposit requirements imposed on HOLDINGS, the Operated Entities, the Non-Operated Entities and applicable to the Assets, or the operation thereof, for any and all periods or portions thereof ending prior to the Effective Time have been or will be timely satisfied in full by HOLDINGS or its Affiliates;

(d) All Tax Returns that are required to be timely filed for, by, on behalf of or with respect to the Operated Entities (and to HOLDINGS’ Knowledge, the Non-Operated Entities), before the Effective Time have been or will be filed with the appropriate Governmental Authority; all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full by HOLDINGS or its Affiliates;

(e) None of the Operated Entities or, to HOLDINGS’ Knowledge, the Non-Operated Entities is under Tax audit or Tax examination by any Governmental Authority. There are no Claims now pending or, to the Knowledge of HOLDINGS, threatened against the Operated Entities with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax. To the Knowledge of HOLDINGS, there are no Claims now pending or threatened against the Non-Operated Entities with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;

(f) None of the Operated Entities or, to HOLDINGS’ Knowledge, the Non-Operated Entities) (i) has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise, and (ii) is a party to or bound by (or will become a party to or bound by) any Tax sharing, Tax indemnity, or Tax allocation agreement; and

(g) To HOLDINGS knowledge, DPS has made an election under Section 754 of the Code. The JV has made, or will make, effective for JV’s initial tax year, an election under Section 754 of the Code.

4.6 Litigation; Compliance with Laws.

(a) There is no injunction, restraining order or Proceeding pending against HOLDINGS, MIDSTREAM, GP or the Operated Entities (and to HOLDINGS’ Knowledge, the Non-Operated Entities) that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(b) Except for the litigation and Claims identified on Schedule 4.6, (i) there is no written Claim, investigation or examination pending, or to the Knowledge of HOLDINGS, threatened, against or affecting the Operated Entities (or their respective assets) before or by any Third Person and (ii) to the Knowledge of HOLDINGS, there is no written Claim, investigation or examination pending or threatened, against or affecting the Non-Operated Entities (or their respective assets) before or by any Third Person.

(c) To HOLDINGS’ Knowledge, the Assets have been owned and operated in compliance with applicable Laws, except for any non-compliance which has been timely brought into compliance therewith. Notwithstanding anything herein to the contrary, the provisions of this Section 4.6(c) shall not relate to or cover any Environmental Matters, which shall be governed by Section 4.12.

4.7 Contracts. All of the Contracts that are material to the business of the Operated Entities and the Non-Operated Entities, taken as a whole, are listed on Schedule 1.1(d). The Operated Entities and, to HOLDINGS’ Knowledge, the Non-Operated Entities are not in default and there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default by the applicable Entity under the terms of the Contracts. All of the Contracts of the Operated Entities and, to HOLDINGS’ Knowledge, the Non-Operated Entities, are in full force and effect and to HOLDINGS’ Knowledge, no counter-party to any of the Contracts is in default under the terms of such Contracts. Schedule 1.1(d) lists each Contract that:

(a) expressly obligates an Entity to pay an amount of $500,000 (to the 100% interest) or more and has not been fully performed as of the date hereof;

(b) expressly restricts the ability of an Entity to compete or otherwise to conduct its business in any manner or place;

(c) provides for the sale of products or the provision of services (for a term greater than a year) for amounts in excess of $500,000 (to the 100% interest and including outstanding offers or quotes which by acceptance would create such a Contract) and which have not been fully performed as of the date hereof;

(d) provides a right of first refusal or other restrictive right that limits the ability to transfer, sell or assign an interest in an asset or an equity interest in a Person;

(e) is a master agreement, swap, derivative, option, future or similar type Contract or any open agreement or position thereunder;

(f) is with any current or former employee, officer, director or consultant of HOLDINGS or an Entity or their respective Affiliates;

(g) is an inter-company agreement;

(h) is with any labor union or association;

(i) is a partnership or joint venture agreement with a Third Person in which one of HOLDINGS or an Entity or their respective Affiliates is a party or by which any of them are bound;

(j) is an agreement with a consideration in excess of $500,000 (to the 100% interest) by an Entity to purchase or sell any assets (other than inventory in the Ordinary Course of Business), businesses, capital stock or other debt or equity securities of any Person;

(k) is an agreement with a consideration in excess of $500,000 (to the 100% interest) involving the merger, consolidation, purchase, sale, transfer or other disposition of interests in real property, capital stock or other debt or equity securities of any Person prior to Closing; or

(l) is any other lease agreement with respect to any parcel of real property in which an Entity has a leasehold or similar interest.

4.8 Title to Assets; Intellectual Property. Except for the Permitted Encumbrances, each of the Operated Entities and, to HOLDINGS’ Knowledge, each of the Non-Operated Entities, has Defensible Title to those of the Assets that it operates, free and clear of all Liens, and:

(a) none of HOLDINGS, the Operated Entities or, to HOLDINGS’ Knowledge, the Non-Operated Entities has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the ownership, use or operation of the Assets; and

(b) the ownership, use and operation of the Assets have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, trade secrets of any other Person.

4.9 Preferential Rights to Purchase. Except as listed in Schedule 4.9, there are no preferential or similar rights to purchase any portion of the Entities or Assets that will be triggered by this Agreement or the transactions contemplated herein.

4.10 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of HOLDINGS or any of its Affiliates.

4.11 Compliance with Property Instruments. To HOLDINGS’ Knowledge and except as set forth in Schedule 4.11, (a) all of the instruments creating the Real Property Interests are presently valid, subsisting and in full force and effect; (b) there are no violations, defaults or breaches thereunder, or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation, default or breach thereunder; and (c) the Assets are currently being operated and maintained in compliance with all terms and provisions of the instruments creating the Real Property Interests. None of HOLDINGS or its Affiliates has received or given any written notice of default or claimed default under any such instruments and is not participating in any negotiations regarding any material modifications thereof.

4.12 Environmental Matters. Except as set forth in Schedule 4.12:

(a) to HOLDINGS’ Knowledge, HOLDINGS and its Affiliates have not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous Materials at, on or from the Assets, except in accordance with all applicable Environmental Laws;

(b) to HOLDINGS’ Knowledge, there has been no release of any Hazardous Materials at, on, from, or underlying any of the Assets other than such releases that (i) are not required to be reported to a Governmental Authority, (ii) have been reported to the appropriate Governmental Authority or (iii) were in compliance with applicable Environmental Laws;

(c) to HOLDINGS’ Knowledge, the Entities have secured all permits required under Environmental Laws for the ownership, use and operation of the Assets and the Entities are in compliance with such permits;

(d) HOLDINGS and its Affiliates have not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;

(e) none of HOLDINGS or the Operated Entities or to HOLDINGS’ Knowledge, the Non-Operated Entities, is currently operating or required to be operating any of the Assets under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place;

(f) to HOLDINGS’ Knowledge, the Entities have owned, used and operated the Assets in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws; and

(g) to HOLDINGS’ Knowledge, none of the off-site locations where Hazardous Materials from any of the Assets have been transported, stored, treated, recycled, disposed of or released has been designated as a facility that is subject to a Claim under any Environmental Laws.

4.13 Employee Matters. At no time prior to the Effective Time will the Operated Entities have had any employees.

4.14 Benefit Plan Liabilities. At no time prior to the Effective Time will the Operated Entities have maintained any Benefit Plans. At the Effective Time, the Operated Entities shall have no liability with respect to any Benefit Plans.

4.15 No Foreign Person. HOLDINGS is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.16 Capitalization of the Subject Interests.

(a) The JV Interest (i)  constitutes 25% of the outstanding ownership interests in the JV, (ii) was duly authorized, validly issued, fully paid and non-assessable, and (iii) was not issued in violation of any pre-emptive rights.

(b) The Interest and the Discovery Interest (i) collectively constitute 40% of the outstanding ownership interests in DPS, (ii) were duly authorized, validly issued, fully paid and non-assessable and (iii) were not issued in violation of any pre-emptive rights.

(c) HOLDINGS or GP, as applicable, has good and valid title to the Subject Interests and, except as provided or created by its limited liability company agreement or other organizational or governance documents, the Securities Act or applicable securities Laws, the Subject Interests are free and clear of any (i) restrictions on transfer, Taxes, Liens, Claims, or Proceedings or (ii) encumbrances, options, warrants, purchase rights, contracts, commitments, equities or demands to the extent any of the same contain or create any right to acquire all or any right in or to the Subject Interests.

(d) There are no existing rights, agreements or commitments of any character obligating the Operated Entities or to HOLDINGS’ Knowledge, the Non-Operated Entities, to issue, transfer or sell any additional ownership rights or interests or any other securities (debt, equity or otherwise) convertible into or exchangeable for such ownership rights or interests or repurchase, redeem or otherwise acquire any such interest.

4.17 Subsidiaries and Other Equity Interests. As of Closing, the JV will not have any Subsidiaries or own, directly or indirectly, any equity interest in any other Person except the limited liability company interests and general and limited partnership interests listed on Schedule 4.17. DPS does not have any Subsidiaries or own, directly or indirectly, any equity interest in any other Person except 100% of the membership interests of DGT.

4.18 Bank Accounts. Except as set forth on Schedule 4.18, FCV, DETG and ELP (and as of Closing, the JV, have no accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.

4.19 [Reserved].

4.20 Investment Intent. HOLDINGS is acquiring the Units for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. HOLDINGS acknowledges that the Units have not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor any of its Affiliates has any obligation or right to register the Units except as set forth in the Amended and Restated Partnership Agreement. Without such registration, the Units may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. HOLDINGS, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Units, and HOLDINGS, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Units.

4.21 Financial Statements; Internal Controls; Undisclosed Liabilities. To HOLDINGS’ Knowledge:

(a) Schedule 4.21(a) sets forth a true and complete copy of the unaudited balance sheets as of March 31, 2007 and December 31, 2006 and 2005, and statements of income (loss), comprehensive income (loss) and net equity, and statements of cash flow for the three months ended March 31, 2007, and for the years ended December 31, 2006, 2005 and 2004 for the business of the JV (the “Unaudited Financial Statements”). The Unaudited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the business of the JV, as of such dates and the results of operations of the business of the JV for such periods. There are no undisclosed off-balance sheet arrangements that have or are reasonably likely to have a Material Adverse Effect.

(b) Schedule 4.21(b) sets forth a true and complete copy of all final unaudited balance sheets, statements of income, and statements of cash flow that relate to years 2006 or 2007 that were provided to HOLDINGS or its Affiliates by the managing member of DPS.

(c) There are no liabilities or obligations of the JV (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed, reflected or reserved against in the Unaudited Financial Statements, and (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 2006.

4.22 No Other Representations or Warranties; Schedules. HOLDINGS makes no other express or implied representation or warranty with respect to the Entities or any of their respective Affiliates, the Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MLP

MLP hereby represents and warrants to HOLDINGS:

5.1 Organization, Good Standing, and Authorization. MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. MLP has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by MLP of the transactions contemplated herein have been duly and validly authorized by all necessary limited partnership action by MLP. This Agreement has been duly executed and delivered by MLP.

5.2 Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which MLP is a party, such Transaction Documents will constitute, valid and binding obligations of MLP, enforceable against MLP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

5.3 No Conflicts. The execution, delivery and performance by MLP of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, will not:

(a) provided that any MLP Required Consents and Post-Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which MLP is a party;

(b) conflict with or violate the Limited Partnership Agreement or result in the creation of a Lien on the Units; or

(c) provided that all of the MLP Required Consents and Post Closing Consents have been obtained, violate any Law applicable to MLP.

5.4 Consents, Approvals, Authorizations and Governmental Regulations. Except (i) for Post-Closing Consents, and (ii) as set forth in Schedule 5.4 (the items described in clauses (ii) being collectively referred to as the “MLP Required Consents”), no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Third Person, is necessary for MLP to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

5.5 Litigation. There is no injunction, restraining order or Proceeding pending against MLP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

5.6 Independent Investigation. MLP is knowledgeable in the business of owning and operating natural gas and natural gas liquids facilities and has had access to the Assets, the representatives of HOLDINGS and its Affiliates, and to the records of HOLDINGS and its Affiliates with respect to the Assets. MLP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY HOLDINGS AND EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY MLP. MLP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR NATURAL GAS AND NATURAL GAS LIQUIDS OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY HOLDINGS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; (III) MLP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS AND THE ASSOCIATED PREMISES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT MLP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO MLP WITH RESPECT TO THE INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE INTERESTS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of HOLDINGS or its Affiliates to MLP, MLP acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) MLP is familiar with such uncertainties, (iii) MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to MLP and (iv) MLP will not have a claim against HOLDINGS or any of its advisors or Affiliates with respect to such projections or forecasts.

5.7 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of MLP or any of its Affiliates which is, or following the Closing would be, an obligation of HOLDINGS or any of its Affiliates.

5.8 Investment Intent. MLP is acquiring the Subject Interests for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. MLP acknowledges that the Subject Interests have not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor any of its Affiliates has any obligation to register the Subject Interests. Without such registration, the Subject Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. MLP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Subject Interests, and MLP, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Subject Interests.

5.9 Available Funds. MLP will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the cash portion of the Consideration when due and any other amounts to be paid by it hereunder.

ARTICLE VI
COVENANTS AND ACCESS

6.1 Conduct of Business. HOLDINGS and MIDSTREAM each covenants and agrees that from and after the execution of this Agreement and until the Closing:

(a) Without the prior written consent of MLP, (i) HOLDINGS will not, and will not permit the Operated Entities to (or with respect to the Non-Operated Entities to, will not consent to allowing such Non-Operated Entity to) sell, transfer, assign, convey or otherwise dispose of any Assets other than (A) the transfer of the Excluded Assets; (B) the sale of inventory in the Ordinary Course of Business or (C) the sale or other disposition of equipment or other Personal Property which is replaced with equipment or other Personal Property of comparable or better value and utility; (ii) except for the Existing Capital Projects, modify in any respect the East Texas System that will require a capital expenditure in excess of $1,000,000 (as to the 100% interest); (iii) make any adverse change in its sales, credit or collection terms and conditions relating to the Assets; (iv) do any act or omit to do any act which will cause a material breach in any Contract; (v) unless disputed in good faith, fail to pay when due all amounts owed under the Contracts; or (vi) amend the Hedge, notwithstanding the foregoing, the Parties acknowledge HOLDINGS may minimize the amount of Excess Inventory held by the Entities prior to Closing;

(b) HOLDINGS will not allow the Operated Entities to (or with respect to the Non-Operated Entities, will not consent to allowing such Non-Operated Entity to) create or permit the creation of any Lien on any Asset other than Permitted Encumbrances;

(c) If HOLDINGS becomes aware of any event or development that it reasonably believes is likely to cause a material breach or default hereunder or to have a Material Adverse Effect, it will give prompt written notice to MLP; and

(d) HOLDINGS will and will cause the Operated Entities to (and with respect to the Non-Operated Entities, will not consent to allowing such Non-Operated Entity not to):

(i) maintain and operate the Assets in the Ordinary Course of Business, including regular scheduled maintenance plans and capital expenditures, and pay or cause to be paid all costs and expenses in connection therewith when due;

(ii) carry on its business in respect of the Assets in substantially the same manner as it has heretofore;

(iii) use reasonable efforts to preserve its business in respect of the Assets intact, to keep available the services of the employees involved in the conduct of such business and to preserve the goodwill of customers having business relations with the applicable Entities in respect of the Assets, in each case, in all material respects;

(iv) not abandon any of the Assets or liquidate, dissolve, recapitalize or otherwise wind up its business;

(v) comply in all material respects with all of the rules, regulations and orders of any Governmental Authority applicable to the Assets;

(vi) timely file, properly and accurately make in all material respects all reports and filings required to be filed with the appropriate Governmental Authority; and

(vii) pay all Taxes with respect to the Assets which come due and payable prior to the Closing Date;

(viii) not make, amend or revoke any material election with respect to Taxes;

(ix) not amend its organizational documents;

(x) not make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP;

(xi) not issue or sell any equity interests, notes, bonds or other securities or incur, assume or guarantee any indebtedness for borrowed money, or any option, warrant or right to acquire same;

(xii) not (A) merge or consolidate with any Person; or (B) make any loan to any Person (other than extensions of credit to customers in the Ordinary Course of Business and inter-company loans under DCP Midstream, LLC’s cash management system); and

(xiii) maintain in full force and effect insurance policies covering the Assets.

(xiv) with respect to the Contracts, not enter into any financial derivatives that would be Assumed Obligations unless the same are in compliance with MIDSTREAM’s risk management guidelines.

6.2 Casualty Loss.

(a) HOLDINGS shall promptly notify MLP of any Casualty Loss of which HOLDINGS becomes aware prior to the Closing. If a Casualty Loss occurs that would reasonably be expected to have a Material Adverse Effect (a “Material Casualty Loss”), HOLDINGS shall have the right to extend the Closing Date for up to forty-five (45) days for the purpose of repairing or replacing the Assets destroyed or damaged by the Material Casualty Loss to the reasonable satisfaction of MLP. If HOLDINGS does not repair or replace the Assets destroyed or damaged by the Material Casualty Loss prior to the Closing to the reasonable satisfaction of MLP and the Parties are unable to agree on a value to compensate MLP for the Material Casualty Loss, MLP may terminate this Agreement upon fifteen (15) days written notice to HOLDINGS.

(b) If this Agreement is not terminated by MLP as provided in subsection (a), MLP’s sole remedy with respect to any Casualty Loss in respect of Assets which are not repaired or replaced prior to the Closing to the reasonable satisfaction of MLP (but only to the extent not reflected in Net Working Capital) is to accept a value estimated by HOLDINGS and agreed to by MLP to be equal to (i) 40% of the cost to repair or replace the Assets of DPS or DGT affected by the Casualty Loss or (ii) 25% of the cost to repair or replace the Assets of any Operated Entity affected by the Casualty Loss, as applicable; provided that (A) if the Parties cannot agree, then the Closing shall occur and either Party may submit the determination of the costs of the Casualty Loss for resolution pursuant to Section 11.8; (B) with respect to any Casualty Loss affecting Assets of an Operated Entity, any insurance, condemnation or taking proceeds shall be the sole property of (and, if applicable, shall be assigned to) HOLDINGS; and (C) with respect to any Casualty Loss affecting Assets of DPS or DGT, if DPS or DGT receives any insurance, condemnation or takings proceeds on account of such Casualty Loss, MLP shall promptly pay to HOLDINGS an amount equal to 40% of such proceeds.

6.3 Access, Information and Access Indemnity.

(a) Prior to Closing, HOLDINGS will make available at HOLDINGS’ offices to MLP and MLP’s authorized representatives for examination as MLP may reasonably request, all Records; provided, however, such material shall not include (i) any proprietary data which relates to another business of HOLDINGS or its Affiliates and is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by HOLDINGS or its Affiliates after reasonable efforts, or (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications.

(b) Subject to subsection (a) above, HOLDINGS shall permit MLP and MLP’s authorized representatives to consult with employees of HOLDINGS and its Affiliates during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at MLP’s sole risk and expense, inspections and inventories of the Assets and to examine all Records over which HOLDINGS and its Affiliates have control. HOLDINGS shall also coordinate, in advance, with MLP to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.

(c) MLP SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE HOLDINGS’ INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF MLP, MLP’S AFFILIATES OR ANY PERSON ACTING ON MLP’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THE FOREGOING OBLIGATION OF MLP SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS TO THE EXTENT EXISTING PRIOR TO THE CONDUCT OF SUCH DUE DILIGENCE WHICH ARE DISCOVERED DURING SUCH DUE DILIGENCE. MLP shall comply in all material respects with all rules, regulations, policies and instructions issued by HOLDINGS or any Third Person operator regarding MLP’s actions prior to Closing while upon, entering or leaving any property included in the Assets, including any insurance requirements that HOLDINGS may impose on contractors authorized to perform work on any property owned or operated by HOLDINGS.

6.4 Regulatory Filings. MLP and HOLDINGS will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement; provided, however, that the cost to obtain Post-Closing Consents shall be borne by MLP.

6.5 Limitation on Casualty Losses and Other Matters. Notwithstanding any provision herein to the contrary, if either HOLDINGS or MLP reasonably determines that the anticipated aggregate value of any Casualty Losses and a good faith estimate of HOLDINGS’ liability with respect to breaches of representations and warranties of which either HOLDINGS or MLP has provided notice to the other prior to Closing, exceeds $13,500,000, then such Party shall provide written notice to the other of such determination together with the notifying Party’s calculations of the estimated costs, payments, reductions and liabilities supporting such determination. Notwithstanding Section 9.1(c), upon the other Party’s receipt of such notice, the Party receiving the notice shall have the right to terminate this Agreement at any time prior to Closing upon ten (10) days written notice to the other Party.

6.6 Supplements to Exhibits and Schedules. HOLDINGS may, from time to time, by written notice to MLP at any time prior to the Closing Date, supplement or amend the Exhibits and Schedules to correct any matter that would constitute a breach of any representation or warranty of HOLDINGS herein contained. MLP shall have a minimum of five (5) Business Days to review such supplement or amendment and the Closing shall be extended as required to allow MLP to do so; provided, however, if MLP reasonably determines that any individual new disclosure item set forth in any such supplement or amendment would increase the amount of the Assumed Obligations by more than $50,000, then MLP shall notify HOLDINGS of such determination together with MLP’s calculations of such increase in the amount of the Assumed Obligations. Promptly upon HOLDINGS’ receipt of such written notice, the Parties shall endeavor in good faith to agree to a value to be paid by HOLDINGS to MLP therefore or other mutually agreeable remedy to address the matters which are the subject of such supplement(s) and amendment(s) to the Exhibits and Schedules. If within fifteen (15) days of HOLDINGS’ receipt of such written notice, the Parties have not agreed to a value to be paid by HOLDINGS to MLP therefore or another mutually agreeable remedy, MLP shall have the right to terminate this Agreement at any time during the five (5) Business Days following the expiration of such fifteen (15) day period by provision of written notice to HOLDINGS. Notwithstanding any other provision hereof, (a) if the Closing occurs, any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if such supplement or amendment had not been made and (b) HOLDINGS may, from time to time, by written notice to MLP at any time prior to the Closing Date, correct any representation or warranty with respect to matters that would constitute a breach of any representation or warranty of HOLDINGS herein contained if such representation or warranty relates to any or all of the Non-Operated Entities and is qualified by Knowledge.

6.7 Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party to the extent pertaining to such other Parties’ obligations hereunder upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. MLP agrees that HOLDINGS may retain a copy of the Records to the extent such Records pertain to its obligations hereunder.

6.8 Measurement and Valuation of Excess Inventory. Representatives of HOLDINGS and MLP shall jointly calculate the quantity and value of Excess Inventory in accordance with Schedule 6.8, which value shall be deemed effective as of the Effective Time and will be reflected in Net Working Capital

6.9 Capital Projects.

(a) The Entities are currently constructing or participating in the construction of those capital projects described on Schedule 6.9(a) (the “Existing Capital Projects”). HOLDINGS or its Affiliates shall continue such construction of or participation in the Existing Capital Projects until the Effective Time, and, from and after the Effective Time until three years thereafter, HOLDINGS will reimburse (i) the JV on a monthly basis for any costs and expenses incurred by the JV to complete the Existing Capital Projects attributable to the JV Interest and (ii) the MLP on a monthly basis for 40% of any costs and expenses incurred by the Non-Operated Entities to complete the Existing Capital Projects attributable to the Interest and the Discovery Interest.

(b) Notwithstanding anything to the contrary, any other capital expenditures for projects or maintenance capital (but excluding capital expenditures related to the Existing Capital Projects, Casualty Losses or the matter described in Schedule 6.9(c)) (collectively, the “New Capital Projects”) incurred between March 15, 2007 and Closing and attributable to the Subject Interests shall be reimbursed by MLP to HOLDINGS as provided in Section 2.2.

(c) With respect to the East Texas Inlet Liquid Handling Facilities project, which is described in Schedule 6.9(c), if all AFE’s (to the extent primarily related to this project) prepared and approved by HOLDINGS or the JV between the date hereof and five (5) years after the date hereof indicate that the JV's reasonable and quantifiable estimate of the aggregate project pre-tax internal rate of return (“IRR”) is (a) less than 10%, HOLDINGS will pay (outside of the JV) to the MLP 25% of the difference between the reasonable and quantifiable estimate of pre-tax IRR and 10%, and (b) more than 10%, the MLP will pay (outside of the JV) to HOLDINGS 25% of the difference between the reasonable and quantifiable estimate of pre-tax IRR and 10%. MLP and HOLDINGS shall each have the right to review and provide input regarding the reasonable and quantifiable estimate of the aggregate project IRR and associated assumptions.

6.10 New Debt. MLP or its Affiliates will incur new indebtedness that will be used and subject to the restrictions and other matters as set forth in Schedule 6.10.

6.11 [Reserved.]

6.12 Tax Covenants.

(a) Preparation of Tax Returns. MIDSTREAM shall prepare and file or cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Tax Authorities relating to the Operated Entities for periods ending on or prior to the Closing Date, and shall pay all Taxes due with respect to such Tax Returns, to the extent not accrued in the Final Settlement Statement. MIDSTREAM shall pay all Taxes due with respect to the Tax Returns of the Non-Operated Entities for periods ending on or prior to the Closing Date to the extent not accrued in the Final Settlement Statement. The Parties shall cause the JV to prepare and file, or cause to be prepared and filed, all other Straddle Tax Returns required to be filed by the Operated Entities and also shall cause the JV to cause the Operated Entities to pay the Taxes shown to be due thereon; provided, however, that MIDSTREAM shall promptly reimburse the JV for the portion of such Tax that relates to a Pre-Closing Tax Period, to the extent not accrued in the Final Settlement Statement. MIDSTREAM shall furnish to the JV all information and records reasonably requested by the JV for use in preparation of any Straddle Tax Returns. The Parties shall cause the JV to allow MIDSTREAM to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.

(b) Close of Prior Periods. Except as otherwise provided in Section 11.3, the Parties shall, unless prohibited by Law, cause the Operated Entities to close all Tax periods on the Closing Date, with MIDSTREAM bearing the sole obligation for filing the Tax Returns and paying all Taxes for such Tax periods. If applicable Law does not permit any of the Operated Entities to close a Tax period on the Closing Date, except as otherwise provided in this Section 6.12(b), the amount of Taxes allocable to the portion of such period ending on the Closing Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any allocation of income or deductions required to determine any income Taxes relating to such period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Operated Entities on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All Tax Returns filed by the JV, MIDSTREAM and the Operated Entities shall be prepared consistently with such allocation. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Operated Entities shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(c) Refund or Credit. Any refund or credit (including any interest with respect thereto) of Taxes of the Entities attributable to any taxable period (or portion thereof) ending on or before the Closing Date shall be the property of MIDSTREAM to the extent not previously accrued in the Final Settlement Statement, and if Tax refunds or credits in excess of that accrued in the Final Settlement Statement are received by the JV or the Entities after the Closing Date, the Parties shall cause the JV to promptly notify MIDSTREAM of such refund or credit and pay over to MIDSTREAM the amount of such refund or credit net of any Tax liability imposed on the JV or the Operated Entities in connection with the receipt of such refund and, with respect to the Non-Operated Entities, MLP shall promptly notify and pay over to MIDSTREAM the amount of such refund or credit net of any Tax liability imposed on the Non-Operated Entities as to the interest to be transferred hereby).

(d) Post-Closing Assistance. The Parties will each provide as applicable and also cause the JV to provide, and subsequent to the Closing, will cause the JV to in turn cause the Operated Entities to provide MIDSTREAM with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The Party requesting assistance will reimburse the other Parties, as applicable, for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.12(d) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties.

(e) Maintaining Records. MIDSTREAM will maintain, and the Parties will cause the JV to maintain, all Tax records, working papers and other supporting financial records and documents in their possession relating to the Tax Returns filed by Operated Entities for all open years. Such Tax Returns concerning the Operated Entities will be delivered to and maintained by MIDSTREAM for a period of seven years after the Closing, and MIDSTREAM will make the same available to the JV or its agents at reasonable times for inspection and copying.

(f) Allocation Statement. As promptly as practicable, but in no event later than sixty (60) days after the delivery of Final Settlement Statement, MLP shall prepare and deliver to MIDSTREAM a statement (the “Allocation Statement”) allocating the Consideration among the assets of the Entities in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. MIDSTREAM shall have fifteen (15) days to review the Allocation Statement and shall notify MLP of any disputes with the allocation as set forth in the Allocation Statement. The Parties shall negotiate in good faith to resolve any such dispute prior to the date that is sixty (60) days prior to the due date of the Tax Returns that reflect the allocation. If the Parties cannot resolve the disputed allocation prior to such date, then the dispute shall be referred to the Independent Accountant to review and to determine the proper allocation (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator). The Independent Accountant shall deliver to MIDSTREAM and MLP, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a determination of the allocation, which determination will be binding on the parties hereto. The cost of such review and report shall be borne one-half by MIDSTREAM and one-half by MLP. The Parties agree that all Tax Returns filed by the JV, MIDSTREAM, the Operated Entities and each of their Affiliates concerning the Operated Entities or the Assets shall be prepared consistently with the allocation concerning such Operated Entities determined under this Section 6.12.

(g) Notice of Audit. If notice of any claim, audit, examination, or other proposed change or adjustment by any Tax Authority, as well as any notice of assessment and any notice and demand for payment, concerning any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date (a “Tax Proceeding”) shall be received by the JV, the Parties shall cause the JV to promptly inform MIDSTREAM in writing of such Tax Proceeding. MIDSTREAM shall have the right, at its expense to represent the interests of the JV, FCV and ELP (and, with respect to DPS and DGT, MLP shall similarly inform MIDSTREAM in writing of such Tax Proceeding and shall not object to MIDSTREAM representing its interests) and control the prosecution, defense and settlement of any Tax Proceeding relating exclusively to taxable periods ending on or before the Closing Date. MIDSTREAM shall represent, at its expense, the interests of the Operated Entities in any Tax Proceeding relating to any taxable period that begins on or before the Closing Date and ends after the Closing Date; provided, however, that (i) MIDSTREAM shall allow MLP and its counsel to participate in any such Tax Proceeding at MLP’s sole expense; (ii) MIDSTREAM shall keep MLP fully and timely informed with respect to the commencement, status and nature of such Tax Proceeding; and (iii) if the results of any such Tax Proceeding involve an issue that is otherwise the subject of indemnification by MIDSTREAM under this Agreement or for which a refund may be available to MIDSTREAM, then MLP and MIDSTREAM shall, subject to the indemnification procedures set forth in Article X, jointly control the prosecution, defense and settlement of any such Tax Proceeding, each Party shall cooperate with the other Party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld.

(h) Carry Back of Losses. The Parties agree that, unless required by applicable Law, the JV shall not, and shall not cause or permit any of the JV, FCV or ELP (and, with respect to DPS or DGT, MLP shall not consent to DPS or DGT) to, carry back to any taxable period ending on or prior to the Closing Date any net operating loss or other Tax attribute and further agree that MIDSTREAM has no obligation under this Agreement or otherwise to return or remit any refund or other Tax benefit attributable to a breach of the foregoing undertaking.

(i) Certain Elections. The Parties shall cause the JV to not make any Tax elections that would affect MIDSTREAM or any of its Affiliates (including the Operated Entities) for any taxable period (or portion thereof, determined under Section 6.12(f)) ending on or prior to the Closing Date.

6.13 Financial Statements and Financial Records.

(a) On or before September 14, 2007, HOLDINGS shall prepare and deliver, or cause the preparation and delivery, to the MLP (i) balance sheets as of December 31, 2006 and 2005 with respect to the business of the JV and related combined income statements and cash flow statements with respect to the business of the JV for the years ended December 31, 2006, 2005 and 2004 (such statements, including the related notes and schedules thereto, are referred to herein as the “Annual Financial Statements”) and (ii) a balance sheet as of March 31, 2007, and the related combined income and cash flow statements for the interim period from January 1, 2007 through the date of such balance sheet and comparative income statements and cash flow statements for the comparable period in 2006 (the “Stub Period Financial Statements”), in each case in accordance with the requirements of Regulation S-X adopted by the SEC and, in the case of the Stub Period Financial Statements, on a basis consistent with the basis of presentation of the Annual Financial Statements (except to the extent of differences permitted by Regulation S-X with respect to financial statements for interim periods). The Annual Financial Statements and the Stub Period Financial Statements are collectively the “SEC Financial Statements.”

(b) HOLDINGS shall consent to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of MLP or any of its Affiliates to be filed with the SEC in which MLP or such Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. HOLDINGS shall cause its auditors to consent to the inclusion or incorporation by reference of its audit opinion with respect to the Annual Financial Statements in any such registration statement, report or other document and, in connection therewith, HOLDINGS shall execute and deliver to its auditors such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by its auditors.

(c) HOLDINGS shall furnish to MLP within five (5) days of receipt copies of all audited balance sheets, statements of income, and statements of cash flow with respect to DPS that relate to years 2006 or 2007 that are provided after the date hereof to HOLDINGS or its Affiliates by the managing member of DPS.

6.14 Insurance.

(a) MIDSTREAM shall continue to provide certain existing property and liability insurance coverage related to the Assets (the “Insurance”) and administer any insured claims asserted by MLP. The Insurance is part of MIDSTREAM’s corporate insurance program. It is anticipated that the Insurance will be provided for up to one (1) year. However, either Party may terminate any or all of the Insurance upon 30 days notice. MIDSTREAM will invoice MLP for premiums related to the Insurance with respect to its interest. MLP shall pay such invoices within 30 days after receipt. With respect to the Insurance, MLP shall be solely responsible for (a) deductibles, (b) self insured retentions, (c) out of pocket costs, (d) claims that are not insured or excluded from coverage, and (e) amounts in excess of policy limits. The foregoing costs shall be paid directly by MLP with respect to its interest.

(b) If after the Closing, any Entity receives any insurance recovery of amounts that are not reflected in the calculation of Net Working Capital and are attributable to any occurrence or loss prior to Closing, MLP shall pay to HOLDINGS within 30 days after the Entity receives such recovery, in the case of a recovery by the JV or its Subsidiaries, 25% of such recovery or in the case of a recovery by a Non-Operated Entity, 40% of such recovery.

6.15 Consent to Transfer Hedge. Notwithstanding anything to the contrary, if prior to the Closing, HOLDINGS is unable to assign to MLP or its designee the Hedge due to transfer restrictions set forth therein, then such assignment shall not be made and it shall not constitute either a beach of this Agreement or an unsatisfied Closing condition, and the Parties will enter into arrangements to grant to MLP or its designee the equivalent benefits and impose on MLP the equivalent obligations in relation to such Hedge as if such assignment had been made.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 HOLDINGS’ Conditions. The obligation of HOLDINGS to close is subject to the satisfaction of the following conditions, any of which may be waived in HOLDINGS’ sole discretion:

(a) The representations of MLP contained in Article V shall be true, in all material respects (or, in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of Closing.

(b) MLP shall have performed in all material respects the obligations, covenants and agreements of MLP contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of HOLDINGS’ Required Consents, MLP’s Required Consents, and consents under the Real Property Interests, Contracts and Permits shall have been obtained.

(e) MLP shall have made all deliveries in accordance with Section 8.2.

7.2 MLP’s Conditions. The obligation of MLP to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

(a) The representations of HOLDINGS contained in Article IV shall be true, in all material respects (or in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of the Closing.

(b) HOLDINGS shall have performed, in all material respects, the obligations, covenants and agreements of HOLDINGS contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of HOLDINGS’ Required Consents, MLP’s Required Consents, and consents under the Real Property Interests, Contracts and Permits shall have been obtained.

(e) There shall have been no events or occurrences that could reasonably be expected to have a Material Adverse Effect.

(f) HOLDINGS shall have delivered all documents in accordance with Section 8.2.

(g) HOLDINGS shall have delivered a signed endorsement to Chubb Environmental Site Liability Policy #3731-0090 that adds the JV and DETG as named insureds effective 12:01 A.M. July 1, 2007.

(h) MLP shall have received financial statements with respect to DPS that are satisfactory to MLP in its sole discretion.

7.3 Exceptions. Notwithstanding the provisions of Sections 7.1(a) and (b) and 7.2(a) and (b), no Party shall have the right to refuse to close the transaction contemplated hereby by reason of this Article VII unless (a) in the case of HOLDINGS, the sum of all representations of MLP contained in Article V which are not true and all obligations, covenants and agreements which MLP has failed to perform, would reasonably be expected to have a Material Adverse Effect, and (b) in the case of MLP, the sum of all representations of HOLDINGS contained in Article IV which are not true and all obligations, covenants and agreements which HOLDINGS has failed to perform, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
CLOSING

8.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of MIDSTREAM in Denver, Colorado at (a) a pre-closing at 9:00 a.m. on June 29, 2007 (at which the Transaction Documents and Officer’s Certificates will be executed) and (b) a final closing at 9:00 a.m. Denver time on July 2, 2007 (unless such date is otherwise extended by either HOLDINGS or MLP as permitted hereunder); or on the last day of the month following the receipt of the consents required by Sections 7.1(d) and 7.2(d) (if later than the foregoing specified date of Closing), or such other time and place as the Parties agree to in writing (the “Closing Date”), and shall be effective as of the Effective Time.

8.2 Deliveries at Closing. At the Closing,

(a) HOLDINGS, as applicable, will execute and deliver or cause to be executed and delivered to MLP:

(i) Each of the Transaction Documents to which HOLDINGS or Affiliates are a party;

(ii) Certificates of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of HOLDINGS that the conditions in Sections 7.2(a) and (b) have been fulfilled.

(b) MLP will execute and deliver or cause to be executed and delivered to HOLDINGS:

(i) Each of the Transaction Documents to which MLP or MLP’s Affiliates are a party;

(ii) A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of MLP that the conditions in Sections 7.1(a) and (b) have been fulfilled;

(iii) A certificate, in the form of Certificate for Common Units attached as Exhibit E, for the number of Units determined in accordance with Section 2.1;

(iv) A wire transfer to HOLDINGS of the amount due with respect to the Cash Consideration (as set forth in the Preliminary Settlement Statement).

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a) HOLDINGS and MLP may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof;

(b) Either HOLDINGS or MLP by written notice to the other may terminate this Agreement if the Closing shall not have occurred on or before August 1, 2007; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;

(c) HOLDINGS and MLP may each terminate this Agreement at any time on or prior to the Closing if either MLP, on the one hand, or HOLDINGS, on the other hand, shall have materially breached any representations, warranties or covenants thereof herein contained with the sum of such breach or breaches reasonably expected to have a Material Adverse Effect and the same is not cured within thirty (30) days after receipt of written notice thereof from the applicable non-breaching Party; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any representations, warranties or covenants of such Party; and

(d) In addition to the foregoing, any Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.

9.2 Effect of Termination Prior to Closing. If Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve any Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Section 6.3(c) and Article XI shall survive any termination of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by MLP. Effective upon Closing, MLP shall defend, indemnify and hold harmless HOLDINGS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “HOLDINGS Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the HOLDINGS Indemnitees as a result of or arising out of:

(a) the breach of any of the representations or warranties under Article V;

(b) the breach of any covenants or agreements of MLP contained in this Agreement; and

(c) to the extent that HOLDINGS is not required to indemnify any of the MLP Indemnitees pursuant to Section 10.2, the Assumed Obligations.

10.2 Indemnification by HOLDINGS. Effective upon Closing, HOLDINGS shall defend, indemnify and hold harmless MLP and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “MLP Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the MLP Indemnitees as a result of or arising out of:

(a) the breach of any of the representations or warranties under Article IV (other than Sections 4.1, 4.2, 4.16 and 4.17),

(b) subject to Section 6.9, to the extent not accounted for in the Final Settlement Statement, Claims asserted within one (1) year after Closing to the extent related to underpayment of trade payables for periods prior to the Effective Time;

(c) with respect to the Former UP Fuels Properties, Claims by Governmental Authorities asserted within two (2) years after Closing to the extent related to fines and penalties for periods between April 1, 1999 and Closing;

(d) with respect to the Former Gulf South Properties, Claims by Governmental Authorities asserted within two (2) years after Closing to the extent related to fines and penalties for periods between March 31, 2005 and Closing;

(e) to the extent and subject to any limitations provided therein, any matters set forth on Schedule 10.2(e);

(f) the breach of any of the representations or warranties under Sections 4.1, 4.2, 4.16 and 4.17 or the covenants or agreements of HOLDINGS contained in this Agreement; and

(g) any Reserved Liabilities.

10.3 Deductibles, Caps, Survival and Certain Limitations.

(a) Subject to this Section 10.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.

(b) With respect to the obligations of HOLDINGS:

(i) under Sections 10.2(a) or (b), none of the MLP Indemnitees shall be entitled to assert any right to indemnification after one (1) year from the Closing;

(ii) under Section 10.2(c) or (d), none of the MLP Indemnitees shall be entitled to assert any right to indemnification after two (2) years from the Closing;

(iii) none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless the individual claim or series of related claims which arise out of substantially the same facts and circumstances exceeds $50,000 (“Qualified Claims”);

(iv) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification unless Qualified Claims for which indemnity in only provided under Section 10.2(a) in the aggregate exceed $2,700,000, and then only to the extent that all such Qualified Claims exceed said amount; and

(v) under Section 10.2(a), none of the MLP Indemnitees shall be entitled to indemnification for any amount in excess of $27,000,000.

(c) Any claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be delivered in good faith prior to the respective survival period under Section 10.3(b) (to the extent applicable), and specify in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”). Any such claim that is described in a timely (if applicable) delivered Claim Notice shall survive with respect to the specific matter described therein.

(d) Notwithstanding anything contained herein to the contrary, in no event shall HOLDINGS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the MLP Indemnitees with respect to a breach of any representation or warranty, if MLP had Knowledge thereof at Closing and failed to notify HOLDINGS of such breach prior to Closing. Unless HOLDINGS or a Third Person shall have made a claim or demand or it appears reasonably likely that such a claim or demand appears reasonably likely, MLP shall not take any voluntary action that is intended by MLP to cause a Claim to be initiated that would be subject to indemnification by HOLDINGS.

(e) All Losses indemnified hereunder shall be determined net of any (i) Third Person Awards, (ii) Tax Benefits; and (iii) amount which specifically pertains to such Loss and is reflected in the calculations of the amounts set forth on the Final Settlement Statement.

10.4 Notice of Asserted Liability; Opportunity to Defend.

(a) All claims for indemnification hereunder shall be subject to the provisions of this Section 10.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

(c) The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 11.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim described in Section 10.4(c)(iii) within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(e) If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(f) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.

(g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim and in making any counterclaim against the Third Person asserting the Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.

(h) At any time after the commencement of defense by Indemnifying Party under Section 10.4(f) above of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Claim; provided that, the other Person to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.

10.5 Materiality Conditions. For purposes of determining whether an event described in this Article X has occurred for which indemnification under this Article X can be sought, any requirement in any representation, warranty, covenant or agreement by HOLDINGS or MLP, as applicable, contained in this Agreement that an event or fact be “material,” “Material,” meet a certain minimum dollar threshold or have a “Material Adverse Effect” or a material adverse effect (each a “Materiality Condition”) in order for such event or fact to constitute a misrepresentation or breach of such representation, warranty, covenant or agreement under this Agreement, such Materiality Condition shall be disregarded and such representations, warranties, covenants or agreements shall be construed solely for purposes of this Article X as if they did not contain such Materiality Conditions. Notwithstanding anything in this Section 10.5, any claim for indemnification under this Article X will be subject to Section 10.3.

10.6 Exclusive Remedy. AS BETWEEN THE MLP INDEMNITEES AND THE HOLDINGS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY (OTHER THAN THE OTHER TRANSACTION DOCUMENTS) AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

10.7 Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

10.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY OF HOLDINGS OR MLP BE LIABLE TO THE OTHER, OR TO THE OTHERS’ INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE HOLDINGS INDEMNITEES OR MLP INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH HOLDINGS INDEMNITEES OR MLP INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

10.9 Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Expenses. Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby; provided that HOLDINGS will bear the cost of all Post-Closing Consents which must be obtained from any railroad.

11.2 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

11.3 Transfer Taxes. The Parties believe that the contribution of the Subject Interests as provided for herein is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, MLP shall timely pay and solely bear all such type of Taxes.

11.4 Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, MLP shall be permitted to assign this Agreement to an Affiliate prior to Closing, provided, that, notwithstanding such assignment, MLP shall continue to remain responsible for all obligations of MLP hereunder following such assignment.

11.5 Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.6 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Governing Law, Dispute Resolution and Arbitration.

(a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Colorado, without reference to conflicts of Laws principles.

(b) Negotiation. In the event of any Arbitral Dispute, the Parties shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitral Dispute. When a Party believes there is an Arbitral Dispute under this Agreement that Party will give the other Party written notice of the Arbitral Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the Arbitral Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.

(c) Failure to Resolve. If the Arbitral Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 11.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 11.8(b) or otherwise refuses to participate under the provisions of Section 11.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 11.8(d) below.

(d) Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i) If there is any inconsistency between this Section 11.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.8(d) will control the rights and obligations of the Parties.

(ii) Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitral Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within thirty (30) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such thirty (30) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge. The two arbitrators so selected shall within thirty (30) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such thirty (30) day period, either Party may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge to select the third arbitrator as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(iii) The hearing will be conducted in Denver, Colorado, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(iv) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

(v) The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.

(vi) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(vii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(viii) The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(ix) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitral Dispute as provided in Section 11.8(b) above until such time as the Arbitral Dispute has been resolved pursuant to Section 11.8(b), or an arbitration award has been entered pursuant to this Section 11.8(d).

(e) Recovery of Costs and Attorneys’ Fees. If arbitration arising out of this Agreement is initiated by either Party, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys’ fees).

(f) Choice of Forum. If, despite the Parties’ agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.

(g) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

(h) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

11.9 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

MLP:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: President

with a copy to:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 |Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: General Counsel
HOLDINGS:	DCP Midstream, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 595-3331 Facsimile: (303) 605-2226 Attn: President
with a copy to:	DCP Midstream, LP 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 605-1630 Facsimile: (303) 605-2226 Attn: General Counsel
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 11.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission (with answer-back confirmation) or personal delivery shall be deemed given on the date of actual delivery.

11.10 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. MLP and HOLDINGS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

11.11 Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party under this Agreement and each Party hereby waives and disclaims any such right of offset or setoff under all applicable Law (including common Law).

11.12 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the MLP Indemnitees and the HOLDINGS Indemnitees as provided therein.

11.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.

[Signatures begin on next page]

DCP LP HOLDINGS, LP

By:	/s/ Brian S. Frederick
Name: Title:	Brian S. Frederick Vice President, Planning and Corporate Development

DCP MIDSTREAM, LLC

By:	/s/ Brian S. Frederick
Name: Title:	Brian S. Frederick Vice President, Planning and Corporate Development

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP, Its General Partner

By: DCP MIDSTREAM GP, LLC, Its General Partner

By:	/s/ Greg K. Smith
Name: Title:	Greg K. Smith Vice President

DCP MIDSTREAM GP, LP

By: DCP Midstream GP, LLC, Its General Partner

By:	/s/ Greg K. Smith
Name: Title:	Greg K. Smith Vice President